Exhibit 3.2

Filed in the Office of	Business Number E0206102014-0
Barbara K. Cegavske	Filing Number 20211846515
Secretary of State State Of Nevada	Filed On 10/26/2021 9:07:00 AM
	Number of Pages 13

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [X] **Certificate of Designation**
- [ ] **Certificate of Amendment to Designation - Before Issuance of Class or Series**
- [ ] **Certificate of Amendment to Designation - After Issuance of Class or Series**
- [ ] **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: COMSovereign Holding Corp. Entity or Nevada Business Identification Number (NVID): E0206102014-0
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: 9.25% Series A Cumulative Redeemable Perpetual Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The undersigned, Daniel L. Hodges, on this 26th day of October, 2021, does hereby certify that: A. He is the Chief Executive Officer of COMSovereign Holding Corp., a Nevada corporation (the "Corporation"). B. The Articles of Incorporation of the Corporation authorizes (continued on next page)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/ Daniel L. Hodges Signature of Officer Date: 10/26/2021

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

certificate of DESIGNATIONS OF

9.25% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

OF

COMSOVEREIGN HOLDING CORP.

Pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes of the State of Nevada:

COMSovereign Holding Corp. (the “Corporation”), a corporation organized and validly existing under the Nevada Revised Statutes of the State of Nevada, hereby certifies that the following resolution has been duly adopted by the Corporation’s Board of Directors by unanimous written consent on October 25, 2021 pursuant to authority conferred upon the Board of Directors by the Corporation’s Amended and Restated Articles of Incorporation:

WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation (the “Articles”), authorizes a class of stock designated as Preferred Stock (the “Preferred Stock”), comprised of 100,000,000 shares, par value $0.0001 per share, provides that such Preferred Stock may be issued from time to time in one or more series, and vests authority in the Board of Directors, within the limitations and restrictions stated in the Articles, to fix or alter the voting powers, designations, preferences and relative participating, optional or other special rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any series of Preferred Stock within the limitations set forth in the Nevada Revised Statutes;

WHEREAS, it is the desire of the Board of Directors to designate one new series of Preferred Stock and to fix the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, as provided herein.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation does hereby designate 690,000 shares of the authorized but unissued Preferred Stock as 9.25% Series A Cumulative Redeemable Perpetual Preferred Stock and does hereby fix the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of such Preferred Stock to be as follows:

9.25% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

1. Designation and Number. A series of Preferred Stock, designated the “9.25% Series A Cumulative Redeemable Perpetual Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The initial number of authorized shares of Series A Preferred Stock shall be 690,000.

2. Rank. The Series A Preferred Stock will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), and all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Stock as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (b) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series A Preferred Stock as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (c) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Stock prior to conversion or exchange. The Series A Preferred Stock will also rank junior in right of payment to the Corporation’s existing and future debt obligations.

3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock as to distributions, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.25% per annum of the $25.00 liquidation preference per share of the Series A Preferred Stock (equivalent to a fixed annual amount of $2.3125 per share of the Series A Preferred Stock). Such dividends shall accrue and be cumulative from, and including, the first date on which any shares of Series A Preferred Stock are issued (the “Original Issue Date”) and shall be payable monthly in arrears on each Dividend Payment Date (as defined below), commencing on November 20, 2021; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid, at the Corporation’s option, on either the immediately preceding Business Day or the next succeeding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series A Preferred Stock for any period greater or lesser than a full Dividend Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained in this Certificate of Designations, each share of Series A Preferred Stock outstanding on any Dividend Record Date for the determination of holders of Series A Preferred Stock shall be entitled to receive any dividend with respect to such Dividend Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such Dividend Record Date. “Dividend Record Date” shall mean the last day of the calendar month immediately prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the 20th day of each calendar month, commencing on November 20, 2021. “Dividend Period” shall mean the respective periods commencing on and including the 20th day of each calendar month and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include November 19, 2021, and other than the Dividend Period during which any shares of Series A Preferred Stock are redeemed pursuant to Section 5 or Section 6 of this Certificate of Designations, which shall end on and include the day preceding the redemption date with respect to the shares of Series A Preferred Stock being redeemed).

The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are required by law, regulation or executive order to close.

(b) Notwithstanding anything contained in this Certificate of Designations to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Except as provided in Section 3(d) of this Certificate of Designations, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to distributions, on parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series A Preferred Stock as to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, as applicable) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, on parity with or junior to the Series A Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except by conversion into or in exchange for other shares of any class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up), unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and on the shares of any other class or series of capital stock ranking, as to distributions, on parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and each such other class or series of capital stock ranking, as to distributions, on parity with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(e) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided in this Certificate of Designations. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(f) In addition to the dividends provided in Section 3, in the event of any dividend or distribution declared on or paid on the Common Stock, the holders of Series A Preferred Stock shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Series A Preferred Stock had converted the Series A Preferred Stock into Common Stock at an assumed conversion price equal to the quotient obtained by dividing the $25.00 liquidation preference of the Series A Preferred Stock by the closing price of the Common Stock on the exchange upon which the Common Stock is then listed or quoted on the record date (the “Record Date”) for determining dividends on the Common Stock or if no Record Date has been set, then the date upon which the dividend is declared upon the shares of Common Stock (the “Declaration Date” and together with the Record Date, the “Distribution Date”) as if the holders of Series A Preferred Stock held such shares of Common Stock on such date. If, on the Distribution Date, the Common Stock is not listed or quoted on an exchange or the OTC Markets, the closing price of a share of Common Stock shall be determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Series A Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation and, subject to compliance with Section 7(f)(i) of this Certificate of Designations, any class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the Series A Preferred Stock, a liquidation preference of $25.00 per share of the Series A Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of payment. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series A Preferred Stock immediately prior to such event is the same immediately after giving effect to such event. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Corporation ranking, as to rights upon the Corporation’s liquidation, dissolution or winding up, on parity with the Series A Preferred Stock in the distribution of assets, then the holders of shares of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of the Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under the Nevada Revised Statutes, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock shall not be added to the Corporation’s total liabilities.

5. Redemption.

(a) Shares of Series A Preferred Stock shall not be redeemable prior to April 29, 2024 except as set forth in Section 6 of this Certificate of Designations.

(b) On and after April 29, 2024, the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not authorized or declared) thereon up to, but excluding, the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation. Holders of shares of the Series A Preferred Stock to be redeemed must surrender such shares of the Series A Preferred Stock at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and any accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series A Preferred Stock and any class or series of Parity Preferred (as defined below) for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing in this Certificate of Designations shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(c) Unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series A Preferred Stock shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock or any class or series of capital stock of the Corporation ranking, as to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series A Preferred Stock (except by conversion into or in exchange for shares of capital stock of the Corporation ranking, as to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(d) Notice of redemption pursuant to the Redemption Right will be mailed by the Corporation, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give, nor defect in, such notice, nor in the mailing thereof, shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(e) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of shares of Series A Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date. Except as provided in this Certificate of Designations, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.

(f) All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

6. Special Optional Redemption by the Corporation.

(a) Upon the occurrence of a Change of Control (as defined below), the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation, to redeem shares of the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus any accrued and unpaid dividends up to, but excluding, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities listed on the New York Stock Exchange (the “NYSE”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE or Nasdaq.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, the notice referred to in Section 6(a) of this Certificate of Designations shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock; and (viii) that the shares of Series A Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation.

(c) If the Corporation (i) has given a notice of redemption pursuant to the Special Optional Redemption Right, (ii) has set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Stock called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and any accrued and unpaid dividends, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends up to, but excluding, the redemption date, without interest. So long as full cumulative dividends on the Series A Preferred Stock and any class or series of Parity Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing in this Certificate of Designations shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(d) The holders of shares of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series A Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due. Except as provided in this Certificate of Designations, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

(e) All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

7. Voting Rights.

(a) Holders of shares of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 7.

(b) Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for 18 or more consecutive or non-consecutive monthly periods (a “Preferred Dividend Default”), the holders of such shares of Series A Preferred Stock (voting separately as a class together with the holders of all other classes or series of preferred stock of the Corporation ranking on parity with the Series A Preferred Stock with respect to payment of distributions and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) until all dividends accumulated on such Series A Preferred Stock and Parity Preferred for the past Dividend Periods that have ended shall have been fully paid. In such case, the number of directors serving on the Board of Directors will be increased by two.

(c) The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualifies or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 7(d) of this Certificate of Designations if the request is received more than 90 days before the date fixed for the Corporation’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders of the Corporation if the request is received within 90 days before the date fixed for the Corporation’s next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series A Preferred Stock and each such class or series of outstanding Parity Preferred have been paid in full. A dividend payment in respect of Series A Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior quarterly Dividend Periods in respect of which full dividends were not timely paid at the applicable Dividend Payment Date.

(d) At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 25% of the outstanding shares of Series A Preferred Stock and Parity Preferred, a special meeting of the holders of Series A Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten nor more than 45 days after the date such notice is given. The record date for determining holders of shares of the Series A Preferred Stock and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of shares of the Series A Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series A Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of shares of one-third of the Series A Preferred Stock and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of shares of the Series A Preferred Stock and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records of the Corporation. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of shares of the Series A Preferred Stock and the Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of shares of the Series A Preferred Stock that would have been entitled to vote at such special meeting. If a special meeting is not called by the Corporation within 45 days after request from the holders of Series A Preferred Stock as described this Section 7(d), then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to this Section 7, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

(e) If and when all accumulated dividends shall have been paid in full on such Series A Preferred Stock and all classes or series of Parity Preferred for the past Dividend Periods that have ended, the right of the holders of shares of the Series A Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the number of directors serving on the Board of Directors shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 7(b) of this Certificate of Designations (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter before the Board of Directors.

(f) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and each other class or series of Parity Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a single class) will be required to: (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, “Senior Capital Stock”) or reclassify any authorized shares of capital stock of the Corporation into such Senior Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Senior Capital Stock; or (ii) amend, alter or repeal the provisions of the Articles, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of the Corporation’s assets or otherwise (an “Event”), so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of Series A Preferred Stock receive stock of the successor with substantially identical rights, taking into account that, upon the occurrence of an Event set forth in (ii) above, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. In addition, if the holders of shares of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the date of an Event set forth in (ii) above or the $25.00 per share liquidation preference, plus any accrued and unpaid dividends thereon, of the Series A Preferred Stock pursuant to the occurrence of any of the Events set forth in (ii) above, then such holders shall not have any voting rights with respect to the Events set forth in (ii) above. If any Event set forth in (ii) above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock disproportionately relative to other classes or series of Parity Preferred, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a class, will also be required. Holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock, or (B) any increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series A Preferred Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation. Except as set forth in this Certificate of Designations, holders of shares of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of shares of the Series A Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting powers or other rights or privileges of the Series A Preferred Stock.

(g) The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice pursuant to this Certificate of Designations, and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h) In any matter in which the Series A Preferred Stock may vote (as expressly provided in this Certificate of Designations), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

8. No Conversion Rights. The shares of Series A Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

9. Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

10. No Maturity or Sinking Fund. The Series A Preferred Stock has no stated maturity date, and no sinking fund has been established for the retirement or redemption of Series A Preferred Stock. The Series A Preferred Stock will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the shares of Series A Preferred Stock.

11. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any shares of Series A Preferred Stock are outstanding, the Corporation will use its best efforts to (i) make available on the Corporation’s investor webpage, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders of Series A Preferred Stock. The Corporation will use its best efforts to post to its website or mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

12. Exclusion of Other Rights. The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Articles and this Certificate of Designations.

13. Headings of Subdivisions. The headings of the various subdivisions of this Certificate of Designations are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designations.

14. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Articles and this Certificate of Designations are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Articles which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in this Certificate of Designations shall be deemed dependent upon any other provision thereof unless so expressed therein.

15. No Preemptive Rights. No holder of shares of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of 9.25% Series A Cumulative Redeemable Perpetual Preferred Stock of COMSovereign Holding Corp. to be signed by its Chief Executive Officer on this 26th day of October, 2021.

COMSOVEREIGN HOLDING CORP.

By:	/s/ Daniel L. Hodges
	Name:	Daniel L. Hodges
	Title:	Chief Executive Officer

13